Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Evergreen Energy Inc. of our report dated March 14, 2011, relating to our audit of the consolidated financial statements included in and incorporated by reference in the Annual Report on Form 10-K of Evergreen Energy Inc. for the year ended December 31, 2010.  Our report dated March 14, 2011 relating to the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

/s/ HEIN & ASSOCIATES LLP

Denver, Colorado
March 14, 2011